AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 12, 2007

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TETON ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

84-1482290

(I.R.S. Employer Identification No.)

410 17th Street, Suite 1850, Denver, Colorado 80202

(Address, including Zip Code, of Principal Executive Offices)

2005 Long Term Incentive Plan

(Full Title of the Plan)

KARL F. ARLETH

Chief Executive Officer

Teton Energy Corporation

410 17th Street

Denver, Colorado 80202

(303) 565-4600

(Name, address, telephone number, including area code, of agent for service)

Copies To:

DAVID E. DANOVITCH, ESQ.

KRISTIN J. ANGELINO, ESQ.

Gersten Savage LLP

600 Lexington Avenue

New York, New York 10022

(212) 752-9700

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount Being	Maximum Offering	Aggregate	Amount of
Title of Securities To Be Registered	Registered (1)	Price Per Security (2)	Offering Price (2)	Registration Fee
Common Stock, par value $.001 per share (2)	500,000	$4.75	$2,375,000	$254.13

(1)             In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the above-referenced plan.

(2)             Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average between the high and low prices of the Registrant’s Common Stock on January 11, 2007 as reported by the American Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

Item 2. Registrant Information and Employee Plan Annual Information

Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, and all other documents required to be delivered pursuant to Rule 428(b) of the Securities Act. Requests for such information should be directed to Teton Energy Corporation, 410 17 th  Street, Suite 1850, Denver, Colorado 80202, (303) 565-4600.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents previously filed by Teton Energy Corporation (the “Company”) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)             The Company’s Annual Report on Form 10-K for the Year Ended December 31, 2005;

(b)            The Company’s Quarterly Reports on Form 10-Q and Form 10-Q/A, as applicable, for the Quarters Ended March 31, 2006, June 30, 2006 and September 30, 2006; and

(c)             All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K referred to in (a) above, except Current Reports on Form 8-K to the extent they contain information furnished pursuant to either Item 2.02, Item 7.01 or Item 9.01 thereof.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. All information appearing in this registration statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

The Company hereby undertakes to provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference, except exhibits to such documents. Requests for such information should be directed to Teton Energy Corporation, 410 17 th  Street, Suite 1850, Denver, Colorado 80202, (303) 565-4600.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

We have included indemnification provisions in our bylaws to provide protection for our directors and officers consistent with Delaware law. Our bylaws provide that we will indemnify each party against all expenses, including attorneys’ fees, actually and reasonably incurred by such director in connection with any proceeding brought or threatened against such director in that director’s capacity as a director, officer, employee, or agent. However, no indemnification for expenses will be made under the agreement (a) on account of any suit in which a final judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by him of our securities pursuant to the provisions of section 16(b) of the Securities Exchange Act, or similar provisions of any federal, state, or local law, or on account of any suit in which a final judgment is rendered against the indemnified party for violation of Section 10(b) or Rule 10b-5 of the Securities Exchange Act, or similar provisions of any federal, state, or local law; (b) on account of the indemnified party’s conduct that is finally adjudged by a court to have constituted intentional fraud, recklessness, or willful misconduct; (c) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; (d) to the extent that the indemnified party has voluntarily become a party to any proceeding without our written consent; or (e) to the extent that the indemnified party has been reimbursed by insurance.

Expenses incurred by the indemnified party (including expenses for which he is ultimately expected to be reimbursed through insurance) pursuant to any proceeding will be paid by us in advance of any final disposition of the proceeding upon the written request of the indemnified party and his undertaking in writing to repay such amount if he is ultimately reimbursed such amount by insurance or if it is ultimately determined that he is not entitled to indemnification. Indemnification provided by our bylaws is not exclusive of any rights to which the director may be entitled under our bylaws, any agreement, any vote of shareholders or directors, applicable law, any directors’ and officers’ insurance policy, or otherwise. With respect to certain liabilities incurred under the Securities Act, our obligation may be subject to undertakings contained in various registration statements filed by us pursuant to the Securities Act, as those undertakings relate to the possible need for court review of indemnification for these liabilities.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibits

4.1	2005 Long-Term Incentive Plan (incorporated by reference to Appendix G to the Registrant’s Definitive Proxy Statement filed with the Commission on May 20, 2005)

5.1	Opinion of Gersten Savage LLP (filed herewith electronically)

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Public Accountants (filed herewith electronically)

23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on page 6 of this Registration Statement)

Item 9. Undertakings

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include, any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing previsions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, on January 12, 2007.

TETON ENERGY CORPORATION

By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Karl F. Arleth as such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 12, 2007 by the following persons in the capacities indicated.

Signature	Title

/s/ James J. Woodcock	Chairman of the Board of Directors
James J. Woodcock

/s/ Karl F. Arleth	President and Chief Executive Officer (Principal Executive
Karl F. Arleth	Officer) and Director

/s/ Bill I. Pennington	Chief Financial Officer and Executive Vice-President (Principal
Bill I. Pennington	Financial and Accounting Officer)

/s/ John T. Connor, Jr.	Director
John T. Connor, Jr.

/s/ Thomas F. Conroy	Director
Thomas F. Conroy

/s/ William K. White	Director
William K. White

/s/ Robert F. Bailey	Director
Robert F. Bailey

INDEX TO EXHIBITS

No.	Item	Method of Filing

4.1	2005 Long-Term Incentive Plan	Incorporated by reference to Appendix G to the Registrant’s Definitive Proxy Statement filed with the Commission on May 20, 2005.

5.1	Opinion of Gersten Savage LLP	Filed herewith electronically.

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC	Filed herewith electronically.

23.2	Consent of Gersten Savage LLP	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on page 6 of this Registration Statement.